Exhibit 99.1
For Immediate Release Contact: Cody Dingus HealthEquity Director of Marketing 801.633.5466

HealthEquity Appoints Matthew Sydney as Executive Vice President, Sales and Marketing
Draper, Utah, October 24, 2014 – HealthEquity, Inc. (Nasdaq: HQY), one of the largest Health Savings Account non-bank custodians, today announced the appointment of Matthew Sydney as executive vice president, sales and marketing effective as of November 1, 2014. Mr. Sydney succeeds E. Craig Keohan, who has resigned from this position for personal reasons, effective as of October 31, 2014.
Mr. Sydney has been with HealthEquity for over eight years, most recently leading the company's field sales organization, regional and commercial sales. His leadership has been integral to HealthEquity’s repeated year-over-year sales growth, including 43% HSA membership growth in FY2014.
“Matt understands our market and his experience in the field brings unique insight to developing HealthEquity’s aggressive sales strategy,” noted Jon Kessler, HealthEquity president and CEO. “I’m confident that under Matt’s leadership, the sales organization will continue to hit their targets with renewed vigor and refined strategy.”
Mr. Sydney has over 16 years of experience helping health plans and employers develop and implement health and benefits programs while focusing on education and greater engagement. He received a Masters of Public Health degree from Emory University and a Bachelors of Science degree from the University of Michigan.

About HealthEquity
Founded in 2002, HealthEquity is one of the nation’s oldest and largest dedicated health savings custodians. The company's innovative technology platform and tax-advantaged accounts help members build health savings, while controlling health care costs. HealthEquity works with 57 health plan partners and services more than 1.3 million healthcare accounts for employees at 25,000+ companies across the United States. To learn more, visit www.HealthEquity.com.